CITY NATIONAL ROCHDALE INTERNATIONAL TRADE FIXED INCOME FUND

SELLING GROUP AGREEMENT

______________________________________
Name of Firm
______________________________________
Address of Principal Office
______________________________________
City State Zip Code

Ladies and Gentlemen:

We are the principal underwriter, as defined in the Investment Company Act of 1940, of the shares of the City National Rochdale International Trade Fixed Income Fund (the “Fund”), a Delaware business trust. The Fund privately issues one class of shares. Shares of the Fund will not be made publicly available.  For purposes of the Selling Group Agreement (“Agreement”), all shares of the Fund are referred to as the “Shares.”  We understand that you are a member of the Financial Industry Regulatory Authority (“FINRA”) and, on the basis of such understanding, invite you to become a member of the Selling Group to distribute the Shares of the Fund. RIM Securities LLC (“RIM”), a wholly owned subsidiary of City National Bank, and                                       (collectively referred to as “the Parties”) agree on the following terms and conditions (terms used but not otherwise defined herein shall have the meaning given them in the Memorandum (as defined below)):

1.
Both Parties certify that each is a member, in good standing, of the Financial Industry Regulatory Authority (“FINRA”) and agree to maintain membership in FINRA. Each Party agrees to abide by the Constitution and By-Laws, of FINRA and all the rules and regulations of FINRA concerning distribution of the securities of close-end investment companies, all of which are incorporated herein as if set forth in full, and all other rules and regulations that are now or may become applicable to transactions hereunder.

2.
Orders for Shares received from you and accepted by RIM will be at the NAV price applicable to each order in accordance with the then current Confidential Private Offering Memorandum of the Fund  (the “Memorandum”), which shall include a sales load, as described in Paragraph 3 below.  The procedure relating to the handling of orders shall be subject to instructions that RIM shall forward from time to time to all members of the Selling Group. All orders are subject to acceptance by RIM and we reserve the right in our sole discretion to reject any order in whole or in part.

3.
You shall be entitled to receive from the private offering price of the Shares sold by you subject to a sales load (the “Load Shares”) a portion of the sales load (the “Dealer Reallocation”) as such is set forth in the Memorandum, except during any period designated by RIM as a period during which shares may be purchased without a sales load.  In addition, RIM may pay additional compensation to you, as set forth in Paragraph 4 below, in connection with the sale and distribution of the Shares or servicing of investors, as set forth in the Memorandum.Unless otherwise expressly set forth in the Memorandum, there shall be no Dealer Reallocation payable on any purchase of Shares to which no sales load is applied, including but not limited to the direct reinvestment of any distributions made by the Fund.   All purchases of Load Shares made under any combination, accumulation or letter of intent as set forth in the Memorandum shall be considered a collective individual transaction for the purpose of determining the commission to which you are entitled as set forth in this Paragraph 3.   Our liability is solely limited to the proceeds of the sales load receivable from the Fund and payments to you, which shall be made quarterly after the end of the calendar quarter for which reimbursement is being made.

4.
In addition, the Fund may remit to RIM a service fee at the annual rate of 0.20% of the average daily net assets of the Fund.  You may be entitled to compensation for shareholder services to the extent permitted by the Fund under the Investment Company Act of 1940.

5.
As a member of the Selling Group, you agree to purchase Shares only through RIM or from your customers. Purchases through RIM shall be made only for the purpose of covering purchase orders already received from your customers, and RIM agrees that we will not place orders for the purchase of Shares from the Fund except to cover purchase orders already received by RIM. Purchases from your customers shall be at a price not less than the net asset value quoted by the Fund at the time of such purchase.

6.	You agree that you will not withhold placing customers' orders in an attempt to profit from such withholding.

7.	You agree to sell Shares only (a) to your customers at the NAV then in effect or (b) to RIM as agent for the Fund or to the Fund itself at the redemption price, as described in the Memorandum.

8.
You agree that the Fund can only be sold to customers that qualify as “Accredited Investors” as described in the Memorandum. In General an Accredited Investor is:  (i) Any natural person with an individual net worth, or joint net worth with his or her spouse, at the time of purchase in excess of $1,000,000 (excluding the value of their primary residence); (ii)Any natural person with an individual income in excess of $200,000, or in excess of $300,000 with his or her spouse, in each of the two most recent years and who has a reasonable expectation of an income in excess of $200,000 individually, or in excess of $300,000 with his or her spouse, in the current year; (iii)  Any organization as defined in section 501(c)(3) of the Internal Revenue Code company having total assets in excess of $5,000,000.

9.
You acknowledge and agree to have clients who wish to purchase shares of the Fund complete and sign a subscription agreement. In addition you agree to provide the client(s) with Exhibit 1, Account Application, attached hereto and Exhibit 2, Disclosure Document, also attached hereto.

10.
Settlements of the Shares are handled in the same manner as investments in partnerships, hedge funds or funds of hedge funds. Therefore, Settlement may take several weeks and will occur at the earliest possible moment.

11.	No Shareholder will have the right to require the Fund to redeem its Shares.

12.
All sales will be subject to receipt of Shares by RIM from the Fund. We reserve the right in our discretion without notice to you to suspend sales or withdraw the offering of Shares entirely, or to modify or cancel this Agreement, which shall be construed in accordance with the laws of the State of New York.  All sales shall be subject to the terms and provisions set forth in the Funds’ then current Memorandum relating to the Shares.

13.
No person is authorized to make any representations concerning the Fund or the Shares except those contained in the Memorandum and any such information as may be released by the Fund as information expressly supplemental to such Memorandum. In purchasing Shares through RIM, you shall rely solely on the representations contained in the Memorandum and supplemental information mentioned above.

14.	Additional copies of the Memorandum and any printed information issued as supplemental thereto will be supplied by RIM to members of the Selling Group in reasonable quantities upon request.

15.
In no transaction shall you have any authority whatever to act as agent of the Fund or of RIM or of any other member of the Selling Group, and nothing in this Agreement shall constitute either Party as the agent of the other or shall constitute you or the Fund the agent of the other. In all transactions in the Shares between the Parties, we are acting as agent for the Fund and not as principal.

16.
We acknowledge that the names and addresses and other information concerning your customers are not our property, and RIM will not, nor will our affiliates, use such names, addresses or other information for any purpose except in connection with the performance of our duties and responsibilities hereunder and except for providing servicing and informational mailings to the Fund. Notwithstanding the foregoing, this paragraph shall not prohibit RIM or any of our affiliates from using the names of your customers for any purpose if such names and addresses are obtained in any manner other than from you pursuant to this Agreement. For purposes of this Section the Fund shall not be deemed to be an “affiliate” of ours.

17.
All communications to RIM shall be sent to the address set forth below.  Any notice to you shall be duly given if mailed or electronically sent to you at your address as registered from time to time with the FINRA.

18.
This Agreement may be terminated upon written notice by either party at any time, and shall automatically terminate upon its attempted assignment by you, whether by operation of law or otherwise, or by RIM otherwise than by operation of law. This Agreement shall also terminate automatically under circumstances set forth in Paragraph 20 of this Agreement.

19.
We reserve the right, from time to time and for limited periods, to increase the sales commission you are entitled to receive under Paragraph 3, but in no event will such sales commission be in excess of the maximum sales commission as set forth in the then current Memorandum relating to the Shares.

20.
By accepting this Agreement, you represent that you are registered as a broker-dealer under the Securities Exchange Act of l934, are qualified to act as a dealer in the states or other jurisdictions where you transact business, and are a member in good standing of FINRA and you agree that you will maintain such registrations, qualifications, and membership in good standing in full force and effect throughout the term of this Agreement. You further agree to comply with all applicable Federal laws, the laws of the states or other jurisdictions concerned, the rules and regulations promulgated thereunder and the Constitution, By-Laws and Rules of Fair Practice of FINRA and that you will not offer or sell Shares in any state or jurisdiction where they may not lawfully be offered and/or sold by you. You agree to indemnify RIM and the Fund and to hold RIM and the Fund harmless from any damage or expense on account of any wrongful act or omission, not in compliance with this Agreement by you or any of your employees, representatives or agents. If you are offering and selling Shares in jurisdictions outside the several states, territories, and possessions of the United States and are not otherwise required to be registered, qualified, or a member of FINRA, as set forth above, you nevertheless agree to observe the applicable laws of the jurisdiction in which such offer and/or sale is made, to conduct your business in accordance with the spirit of the Rules of Fair Practice of FINRA and to obey all applicable laws and regulations. Your expulsion from FINRA will automatically terminate this Agreement without notice. Your suspension from FINRA or a violation by you of applicable state and federal laws and regulations of authorized regulatory agencies will terminate this Agreement effective upon notice received by you from RIM.

21.
By accepting this Agreement, you further represent and warrant that, with respect to your customers, you are and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities including the Bank Secrecy Act, as amended by the USA PATRIOT Act, as well as all applicable regulations of the offices and bureaus of the U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”) and the Financial Crimes and Enforcement Network (“FinCEN”), the SEC and any applicable FINRA rules.  As such, you represent that you have an anti-money laundering program (“AML Program”) that at a minimum includes (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) procedures to comply with know your customer requirements and to verify the identity of all customers; and (v) appropriate record keeping procedures.  In addition, you agree to fully cooperate with requests from the government regulators and from RIM for information relating to Shareholders and/or transactions involving Shares, as permitted by law, in order for RIM to comply with its regulatory requirements.

22.
This Agreement shall become effective upon receipt by RIM of a signed copy hereof, and shall supersede any and all prior Selling Group agreements relating to the Shares. All amendments to this Agreement shall take effect with respect to and on the date of any orders placed by you after the date set forth in the notice of amendment sent to you by the undersigned.

23.
The Parties to this Agreement hereby agree to indemnify and hold harmless each other, their officers and directors, and any person who is or may be deemed to be a controlling person of each other, from and against any losses, claims, damages, liabilities or expenses (including reasonable fees of counsel) to which any such person or entity may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of material fact, or any omission or alleged omission to state a material fact made or omitted by it, or (b) any willful misfeasance or gross misconduct by it in the performance of its duties and obligations hereunder.

24.	You acknowledge that RIM may enter into similar agreements with others without your consent.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be affected thereby.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

RIM Securities LLC By: Print Name: Title: Date:
The undersigned accepts your invitation to become a member of the Selling Group and agrees to abide by the foregoing terms and conditions. The undersigned acknowledges receipt of the Memorandum of the Fund for use in connection with this offering.

By:

Print Name:

Title:

Date:

This Agreement should be executed in duplicate and both copies returned to
RIM Securities LLC
Attn: Kurt Hawkesworth
570 Lexington Avenue
New York, NY 10022-6837

We will execute and return an original for your files.

Exhibit 1

ACCOUNT APPLICATION

Exhibit 2

DISCLOSURE DOCUMENT